UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2012

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 9, 2012, Alliant Techsystems Inc. (ATK) issued a press release reporting its financial results for the fiscal quarter ended July 1, 2012. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01. Other Events

On August 8, 2012, ATK notified holders of its 6.75% Senior Subordinated Notes due 2016 (the “Notes”) of its intention to redeem all of its outstanding Notes in an aggregate principal amount of $400,000,000. ATK will redeem the Notes in cash at a price equal to 102.25% of the principal amount, or $409,000,000, plus accrued and unpaid interest up to, but not including, the redemption date. The redemption date for the Notes will be on or about September 7, 2012.

ATK intends to partially finance the redemption of the Notes through a $200,000,000 increase in its Senior Secured Term Loan A borrowings under its existing Second Amended and Restated Credit Agreement, dated as of October 7, 2010, with the balance paid from available cash and/or ATK’s existing credit facility. The terms of the Term Loan A increase are expected to be similar to the terms of the existing Term Loan A, with the exception that it will mature two years after the existing Term Loan A.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press release, dated August 9, 2012, reporting ATK’s financial results for the fiscal quarter ended July 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

	By:	/s/ Neal S. Cohen
	Name:	Neal S. Cohen
	Title:	Executive Vice President and Chief Financial Officer

Date: August 9, 2012